Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DG FastChannel, Inc. (f/k/a Digital Generation Systems, Inc.):

We consent to the use of our report dated March 30, 2007 with respect to the consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) for the year ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Dallas, Texas November 20, 2009